Exhibit 107.1
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering(s). The maximum aggregate offering price for such offering(s) is $422,983,822.92, calculated in accordance with Rules 457(a) and (c). The registrant previously registered the issuance of 2,000,000 shares of common stock under the JPMorgan Chase & Co. Dividend Reinvestment Plan (the “Reinvestment Plan”) pursuant to the Registration Statement on Form S-3 (File No. 333-263304), filed on April 11, 2022, as supplemented by the prospectus supplement filed on September 27, 2024 relating to the Reinvestment Plan. Of the 2,000,000 shares of common stock, an aggregate of 1,994,172 shares of common stock to be issued by the registrant remain unsold under the Reinvestment Plan and are being offered pursuant to the prospectus supplement to which this Exhibit is attached.